Exhibit 99.1

News Release
22 West Washington Street	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60602

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2010 Financial Results

CHICAGO, July 28, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its second-quarter 2010 financial results. The company reported consolidated revenue of $136.1 million in the second quarter of 2010, a 13.9% increase from $119.5 million in the second quarter of 2009. Consolidated operating income was $27.7 million, a decrease of 15.4% compared with $32.7 million in the same period a year ago. Net income was $18.0 million, or 36 cents per diluted share, compared with $20.5 million, or 41 cents per diluted share, in the second quarter of 2009.

Excluding acquisitions and the impact of foreign currency translations, revenue increased 2.7%. Second-quarter results included $12.7 million in revenue from acquisitions as well as a $0.7 million benefit from foreign currency translations. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first six months of 2010, revenue was $264.4 million, an increase of 11.9% compared with $236.3 million in the same period in 2009. Revenue for the first half of the year included $22.4 million from acquisitions as well as a favorable impact from foreign currency translations of $4.4 million.

Consolidated operating income declined 12.9% to $58.6 million in the first six months of 2010, compared with $67.3 million in the first half of 2009. Net income was $38.2 million, or 76 cents per diluted share, in the first half of 2010, compared with $45.5 million, or 92 cents per diluted share, in the same period in 2009.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue rose slightly during the quarter, moving into positive growth territory for the first time in nearly two years. We’re encouraged by this trend, particularly because our revenue improved despite the loss of business from the Global Analyst Research Settlement, which ended last summer. Our Investment Information and Investment Management segments both had positive revenue growth. Internet advertising sales for Morningstar.com drove our revenue increase for the quarter, followed by Morningstar Direct, our web-based institutional research platform, and Retirement Advice. Morningstar Direct had its best quarter so far for new licenses globally.”

He added, “During the second quarter we completed three key acquisitions—Realpoint, a Nationally Recognized Statistical Ratings Organization in the United States that specializes in structured finance; OBSR, a premier fund research, ratings, and investment consulting services firm in the UK; and Aegis Equities Research, a leading provider of equity research in Australia.

“On the negative side, our operating margin declined significantly to 20.3% in the second quarter, from 27.3% in the same period last year, mainly because we made a decision to increase our employee bonus expense in 2010 after making substantial reductions in 2009. The loss of revenue from GARS also had a negative effect on margins. In addition, sales commission expense was higher, we began phasing back in some benefits we temporarily suspended last year, and we had some unusually high medical claims during the quarter. We’re continuing to keep a close eye on discretionary spending, with the goal of improving margins.”

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which earn more than half of their revenue from asset-based fees.

Revenue:  In the second quarter of 2010, revenue in the Investment Information segment was $109.0 million, an increase of $11.3 million, or 11.5%, including $9.9 million from acquisitions. Higher revenue in the software and data product lines more than offset the loss of $5.4 million in equity research revenue associated with the Global Analyst Research Settlement, which ended in July 2009. Revenue in the Investment Management segment was $27.1 million, an increase of $5.3 million, including $2.8 million from acquisitions.

Revenue from international operations was $37.1 million in the second quarter of 2010, an increase of 22.7% from the same period a year ago. International revenue included $5.1 million from acquisitions. Foreign currency translations had a favorable impact of $0.7 million on international revenue in the second quarter. Excluding acquisitions and foreign currency translations, international revenue increased 3.5%.

For the first six months of 2010, international revenue increased $14.0 million, or 23.7%, including $9.2 million in revenue from acquisitions. Foreign currency translations had a favorable impact of $4.4 million. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $27.7 million in the second quarter of 2010, a 15.4% decrease from the same period in 2009. Operating expense rose $21.6 million, or 24.8%. Incremental operating expense from businesses acquired since the first quarter of 2009 represented approximately half of the increase. The company completed six acquisitions in the last nine months of 2009 and four in the first six months of 2010. Because of the timing of these acquisitions, the second-quarter and year-to-date results include operating expense that did not exist in the comparable periods in 2009.

Higher incentive compensation and employee benefit costs represented approximately half of the overall operating expense increase. Bonus expense rose $5.4 million compared with the prior-year period. In the second quarter of 2009, the company reduced its bonus expense as part of its efforts to better align its cost structure with revenue in the challenging business environment. In 2010, the company partially restored the bonus expense. Acquisitions also contributed to the increase in bonus expense in the second quarter, but to a lesser extent. Sales commissions were $2.5 million higher, partly reflecting improved sales activity. The company also recognized more expense in the quarter because of a change in its sales commission structure. Under its new commission plan, the company now records the entire expense in the quarter versus over the term of the client contract. The company’s healthcare benefit costs were $1.4 million higher in the second quarter of 2010 because of unusually high medical claims. In addition, in 2010, Morningstar began phasing in some of the benefits it temporarily suspended in 2009. The company partially reinstated matching contributions to its 401(k) plan in the United States, representing approximately $0.8 million of expense in the quarter.

Higher travel, professional, and legal fees, partly related to acquisitions, also contributed to the operating expense increase in the second quarter of 2010. Operating expense in the quarter also includes a $0.5 million expense related to vacant office space from the equity research and data business acquired from C.P.M.S. Computerized Portfolio Management Services Inc. in Canada.

In the second quarter of 2009, Morningstar recorded a $3.5 million operating expense for estimated penalties related to the timing of deposits for taxes withheld on stock option exercises from 2006 through 2009. This expense did not recur in 2010.

Morningstar’s operating margin was 20.3% in the second quarter of 2010, down from 27.3% in the same period in 2009. In the first six months of 2010, operating margin was 22.2%, compared with 28.5% in the first six months of 2009. The margin decline mainly reflects higher bonus, sales commissions, and employee benefits as a percentage of revenue. In the second quarter of 2009, the deposit penalty decreased the margin by approximately 3 percentage points.

Morningstar had approximately 2,965 employees worldwide as of June 30, 2010, compared with 2,510 as of June 30, 2009. Headcount grew year over year mainly because of acquisitions and continued hiring in the company’s development centers in China and India. In July 2010, Morningstar hired about 45 employees in the United States as part of the Morningstar Development Program, a two-year rotational training program for entry-level college graduates. Also in July, the company made some compensation increases after keeping salary levels flat for nearly all employees in 2009.

Effective Tax Rate:  Morningstar’s effective tax rate in the second quarter of 2010 was 36.2%, a decrease of 4.4 percentage points compared with 40.6% in the prior-year period. The effective tax rate in the second quarter of 2009 included 3.7 percentage points related to the $3.5 million expense associated with the timing of deposits of taxes withheld on stock option exercises. Although this expense reduced pre-tax income, it was not tax deductible, resulting in an increase in the effective tax rate in the second quarter of 2009. The company’s effective tax rate for the first half of 2010 increased slightly to 35.7% from 35.2% in the prior-year period.

Free Cash Flow:  Morningstar generated free cash flow of $28.4 million in the second quarter of 2010, a decrease of $9.0 million compared with free cash flow of $37.4 million in the second quarter of 2009. Second-quarter 2010 free cash flow reflects cash provided by operating activities of $30.6 million and approximately $2.2 million of capital expenditures. Cash provided by operating activities decreased $9.0 million in the quarter, reflecting a $4.3 million increase in cash paid for income taxes and a reduction in cash flow generated from accounts receivable and other operating assets and liabilities. These items, which reduced cash flow from operations, were partially offset by an increase in net income adjusted for non-cash items. Capital expenditures were $2.2 million in the second quarter of 2010, primarily for computer hardware and software and, to a lesser extent, leasehold improvements.

In the first six months of 2010, Morningstar generated free cash flow of $41.2 million, reflecting cash provided by operating activities of $45.0 million and capital expenditures of $3.8 million. Cash provided by operating activities in the first six months of 2010 increased $13.7 million, reflecting a $37.5 million decrease in bonuses paid in the first quarter of 2010. The cash flow impact of a lower bonus payment was partially offset by an increase of $12.2 million in cash paid for income taxes in the first half of the year. Also, the company made a payment of $4.9 million to one former and two current executives related to adjusting the tax treatment of certain stock options originally considered incentive stock options. The company recorded the related operating expense in the fourth quarter of 2009.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of June 30, 2010, Morningstar had cash, cash equivalents, and investments of $320.4 million, compared with $342.6 million as of Dec. 31, 2009. The company used approximately $22.5 million of cash and investments to complete two acquisitions in July 2010. It expects to make capital expenditures of approximately $14 million to $16 million in the second half of 2010, including spending for its new office space in China.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar DirectSM.

•                  Revenue was $109.0 million in the second quarter of 2010, an 11.5% increase from $97.7 million in the second quarter of 2009.

•                  Acquisitions contributed revenue of $9.9 million in the second quarter of 2010.

•                  The majority of the revenue increase came from Internet advertising sales on Morningstar.com; Morningstar Direct; and Equity Research, including revenue from two former Global Analyst Research Settlement clients. Licenses for Morningstar Direct rose 29.6% to 4,109, with particularly strong growth outside the United States. Premium Membership subscriptions for Morningstar.com fell 10.9%. Principia subscriptions fell 9.5% to 34,715, and Advisor Workstation licenses rose slightly to 154,226.

•                  Revenue in the second quarter of 2009 included $5.4 million related to the Global Analyst Research Settlement, which ended in July 2009.

•                  Operating income was $30.5 million in the second quarter of 2010, compared with $37.2 million in the same period in 2009. Operating expense in this segment increased $18.0 million, or 29.7%, partly because of acquisitions. Higher bonuses, sales commissions, and employee benefits expense also contributed to the increase.

•                  Operating margin was 28.0% in the second quarter of 2010 versus 38.1% in the prior-year period. The decrease mainly reflects higher compensation, bonus, and commission expense as a percentage of revenue.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $27.1 million in the second quarter of 2010, a 24.2% increase from $21.8 million in the same period in 2009.

•                  Acquisitions contributed revenue of $2.8 million in the second quarter.

•                  Retirement Advice was the primary driver of the segment revenue increase. Morningstar Managed Portfolios and Investment Consulting also contributed to the increase, but to a lesser extent. As previously disclosed, Investment Consulting results for the second quarter of 2009 included revenue related to a contract that was not renewed in May 2009.

•                  Total assets under advisement for Investment Consulting rose approximately 63% to $91.2 billion, from $56.1 billion as of June 30, 2009. About $31.0 billion of the assets reflects a new fund-of-funds program that began in May 2010 for an existing Morningstar Associates client. Previously, Morningstar created model portfolios for the same client, so the increase in assets represents incremental growth for an existing revenue stream. Assets under advisement for Ibbotson Associates rose 6.2%. Assets under management for Retirement Advice were $16.1 billion as of June 30, 2010, versus $12.5 billion as of June 30, 2009. Assets under management for Morningstar Managed Portfolios were $2.2 billion as of June 30, 2010, compared with $1.7 billion as of June 30, 2009.

•                  Operating income was $14.3 million in the second quarter of 2010, an increase of 9.6% compared with the second quarter of 2009. Operating expense in the segment was $12.7 million, an increase of $4.0 million, or 46.0%, reflecting incremental expense from acquisitions as well as higher bonus and sales commission expense.

•                  Operating margin was 52.9% in the second quarter of 2010 versus 59.9% in the prior-year period. The margin decline mainly reflects higher bonus and sales commission expense as a percentage of revenue. Acquisitions also contributed to the margin decline, but to a lesser extent.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Expense for these categories was $7.6 million in the second quarter and $14.9 million in the first half of 2010, a slight increase compared with the same periods in 2009. The increase in both periods reflects additional amortization expense for acquisitions that occurred since the first quarter of 2009.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $9.6 million, a decrease of $0.5 million, or 4.8%.

In the second quarter of 2009, this category included a $3.5 million operating expense for estimated penalties related to the timing of deposits for taxes withheld on stock option exercises from 2006 through 2009. This expense did not recur in 2010. This expense decline was partially offset by higher bonus and other compensation-related expense, professional and legal fees, and a $0.5 million expense for vacant office space related to the C.P.M.S. acquisition in the second quarter of 2010.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 360,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 21 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined,”or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2010 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30				Six months ended June 30
(in thousands, except per share amounts)	2010	2009	change		2010	2009	change

Revenue	$136,091	$119,533	13.9%		$264,381	$236,265	11.9%
Operating expense(1):
Cost of goods sold	39,738	30,694	29.5%		74,054	60,946	21.5%
Development	11,899	9,438	26.1%		22,788	18,738	21.6%
Sales and marketing	24,435	18,010	35.7%		46,996	35,546	32.2%
General and administrative	23,106	19,853	16.4%		43,749	37,006	18.2%
Depreciation and amortization	9,246	8,850	4.5%		18,185	16,716	8.8%
Total operating expense	108,424	86,845	24.8%		205,772	168,952	21.8%
Operating income	27,667	32,688	(15.4%	)	58,609	67,313	(12.9%	)
Operating margin	20.3%	27.3%	(7.0)pp		22.2%	28.5%	(6.3)pp

Non-operating income (expense):
Interest income, net	593	764	(22.4%	)	1,180	1,742	(32.3%	)
Other income (expense), net	(572)	1,208	NMF		(1,338)	764	NMF
Non-operating income (expense), net	21	1,972	(98.9%	)	(158)	2,506	NMF
Income before income taxes and equity in net income of unconsolidated entities	27,688	34,660	(20.1%	)	58,451	69,819	(16.3%	)
Income tax expense	10,225	14,024	(27.1%	)	21,220	24,692	(14.1%	)
Equity in net income (loss) of unconsolidated entities	454	(21)	NMF		843	361	133.5%
Consolidated net income	17,917	20,615	(13.1%	)	38,074	45,488	(16.3%	)
Net (income) loss attributable to noncontrolling interests	85	(71)	NMF		116	18	544.4%
Net income attributable to Morningstar, Inc.	$18,002	$20,544	(12.4%	)	$38,190	$45,506	(16.1%	)

Net income per share attributable to Morningstar, Inc.:
Basic	$0.37	$0.43	(14.0%	)	$0.78	$0.95	(17.9%	)
Diluted	$0.36	$0.41	(12.2%	)	$0.76	$0.92	(17.4%	)
Weighted average common shares outstanding:
Basic	49,234	47,941			49,032	47,661
Diluted	50,533	49,631			50,426	49,385

	Three months ended June 30				Six months ended June 30
	2010	2009			2010	2009
(1) Includes stock-based compensation expense of:
Cost of goods sold	$907	$715			$1,622	$1,264
Development	449	413			842	767
Sales and marketing	486	422			889	778
General and administrative	1,813	1,518			3,239	2,984
Total stock-based compensation expense	$3,655	$3,068			$6,592	$5,793

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended June 30			Six months ended June 30
	2010	2009	change	2010	2009	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	29.2%	25.7%	3.5pp	28.0%	25.8%	2.2pp
Development	8.7%	7.9%	0.8pp	8.6%	7.9%	0.7pp
Sales and marketing	18.0%	15.1%	2.9pp	17.8%	15.0%	2.8pp
General and administrative	17.0%	16.6%	0.4pp	16.5%	15.7%	0.8pp
Depreciation and amortization	6.8%	7.4%	(0.6)pp	6.9%	7.1%	(0.2)pp
Total operating expense(2)	79.7%	72.7%	7.0pp	77.8%	71.5%	6.3pp
Operating margin	20.3%	27.3%	(7.0)pp	22.2%	28.5%	(6.3)pp

	Three months ended June 30			Six months ended June 30
	2010	2009	change	2010	2009	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.6%	0.1pp	0.6%	0.5%	0.1pp
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.4%	0.4%	—	0.3%	0.3%	—
General and administrative	1.3%	1.3%	—	1.2%	1.3%	(0.1)pp
Total stock-based compensation expense(2)	2.7%	2.6%	0.1pp	2.5%	2.5%	—

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30		Six months ended June 30
($000)	2010	2009	2010	2009

Operating activities
Consolidated net income	$17,917	$20,615	$38,074	$45,488
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	9,246	8,850	18,185	16,716
Deferred income tax (benefit) expense	275	355	(1,012)	(956)
Stock-based compensation expense	3,655	3,068	6,592	5,793
Equity in net (income) loss of unconsolidated entities	(454)	21	(843)	(361)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(1,157)	(4,194)	(4,205)	(4,544)
Other, net	788	(1,197)	1,742	(565)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,748)	9,143	(6,615)	9,312
Other assets	(31)	(10)	(511)	341
Accounts payable and accrued liabilities	1,685	(1,901)	2,859	(6,012)
Accrued compensation	11,362	9,608	(11,154)	(45,431)
Deferred revenue	(3,253)	(3,254)	7,177	806
Income taxes - current	(7,936)	(986)	(4,255)	10,396
Deferred rent	312	(130)	(80)	(286)
Other liabilities	(81)	(399)	(924)	570
Cash provided by operating activities	30,580	39,589	45,030	31,267
Investing activities
Purchases of investments	(34,564)	(27,870)	(85,528)	(50,273)
Proceeds from sale of investments	42,447	21,376	130,381	38,128
Capital expenditures	(2,189)	(2,178)	(3,839)	(6,768)
Acquisitions, net of cash acquired	(66,717)	(18,511)	(67,455)	(18,571)
Other, net	889	531	889	629
Cash used for investing activities	(60,134)	(26,652)	(25,552)	(36,855)
Financing activities
Proceeds from stock option exercises	156	8,721	3,650	11,653
Excess tax benefits from stock option exercises and vesting of restricted stock units	1,157	4,194	4,205	4,544
Other, net	(110)	(2)	205	(178)
Cash provided by financing activities	1,203	12,913	8,060	16,019
Effect of exchange rate changes on cash and cash equivalents	(2,625)	4,537	(3,657)	2,777
Net increase (decrease) in cash and cash equivalents	(30,976)	30,387	23,881	13,208
Cash and cash equivalents—Beginning of period	185,353	156,712	130,496	173,891
Cash and cash equivalents—End of period	$154,377	$187,099	$154,377	$187,099

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended June 30		Six months ended June 30
($000)	2010	2009	2010	2009

Cash provided by operating activities	$30,580	$39,589	$45,030	$31,267
Less: Capital expenditures	(2,189)	(2,178)	(3,839)	(6,768)
Free cash flow	$28,391	$37,411	$41,191	$24,499

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	June 30	December 31
($000)	2010	2009

Assets
Current assets:
Cash and cash equivalents	$154,377	$130,496
Investments	165,973	212,057
Accounts receivable, net	90,127	82,330
Deferred tax asset, net	1,464	1,109
Income tax receivable, net	13,114	5,541
Other	12,550	12,564
Total current assets	437,605	444,097

Property and equipment, net	56,453	59,828
Investments in unconsolidated entities	24,099	24,079
Goodwill	281,813	249,992
Intangible assets, net	156,825	135,488
Other assets	5,731	6,099
Total assets	$962,526	$919,583

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$33,845	$29,901
Accrued compensation	37,744	48,902
Deferred revenue	140,802	127,114
Other	950	962
Total current liabilities	213,341	206,879

Accrued compensation	4,752	4,739
Deferred tax liability, net	3,418	4,678
Other long-term liabilities	24,949	26,413
Total liabilities	246,460	242,709
Total equity	716,066	676,874
Total liabilities and equity	$962,526	$919,583

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended June 30				Six months ended June 30
($000)	2010	2009	change		2010	2009	change

Revenue
Investment Information	$109,021	$97,739	11.5%		$212,545	$193,979	9.6%
Investment Management	27,070	21,794	24.2%		51,836	42,286	22.6%
Consolidated revenue	$136,091	$119,533	13.9%		$264,381	$236,265	11.9%

Revenue—U.S.	$98,986	$89,286	10.9%		$191,596	$177,434	8.0%
Revenue—International	$37,105	$30,247	22.7%		$72,785	$58,831	23.7%

Revenue—U.S. (percentage of consolidated revenue)	72.7%	74.7%	(2.0)pp		72.5%	75.1%	(2.6)pp
Revenue—International (percentage of consolidated revenue)	27.3%	25.3%	2.0pp		27.5%	24.9%	2.6pp

Operating income (loss)(1)
Investment Information	$30,542	$37,242	(18.0%	)	$63,288	$74,079	(14.6%	)
Investment Management	14,321	13,062	9.6%		27,614	24,889	10.9%
Intangible amortization and corporate depreciation expense	(7,620)	(7,560)	0.8%		(14,866)	(14,335)	3.7%
Corporate unallocated	(9,576)	(10,056)	(4.8%	)	(17,427)	(17,320)	0.6%
Consolidated operating income	$27,667	$32,688	(15.4%	)	$58,609	$67,313	(12.9%	)

Operating margin(1)
Investment Information	28.0%	38.1%	(10.1)pp		29.8%	38.2%	(8.4)pp
Investment Management	52.9%	59.9%	(7.0)pp		53.3%	58.9%	(5.6)pp
Consolidated operating margin	20.3%	27.3%	(7.0)pp		22.2%	28.5%	(6.3)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

		As of June 30
		2010	2009	% change
Our employees
Worldwide headcount (approximate)		2,965	2,510	18.1%
Number of worldwide equity and fixed-income analysts		112	119	(5.9%	)
Number of worldwide fund analysts		94	81	16.0%

Our business
Investment Information
Morningstar.com Premium subscriptions		143,392	160,936	(10.9%	)
Registered users for Morningstar.com (U.S.)		6,175,874	6,057,941	1.9%
U.S. Advisor Workstation licenses		154,226	152,971	0.8%
Principia subscriptions		34,715	38,378	(9.5%	)
Morningstar Direct licenses		4,109	3,171	29.6%

Investment Management
Assets under management for Morningstar Managed Portfolios		$2.2 bil	$1.7 bil	29.4%
Assets under management for Intech(1)		$3.1 bil	$2.7 bil	14.8%
Assets under management for managed retirement accounts		$16.1 bil	$12.5 bil	28.8%
Morningstar Associates		$1.7 bil	$1.2 bil	41.7%
Ibbotson Associates		$14.4 bil	$11.3 bil	27.4%
Assets under advisement for Investment Consulting		$91.2 bil	$56.1 bil	62.6%
Morningstar Associates		$50.2 bil	$17.5 bil	186.9%
Ibbotson Associates		$41.0 bil	$38.6 bil	6.2%

(1) Intech (Australia) was acquired on June 30, 2009.

	Three months ended June 30		Six months ended June 30
($000)	2010	2009	2010	2009
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$27,688	$34,660	$58,451	$69,819
Equity in net income (loss) of unconsolidated entities	454	(21)	843	361
Net (income) loss attributable to noncontrolling interests	85	(71)	116	18
Total	$28,227	$34,568	$59,410	$70,198
Income tax expense	$10,225	$14,024	$21,220	$24,692
Effective tax rate	36.2%	40.6%	35.7%	35.2%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended June 30			Six months ended June 30
($000)	2010	2009	% change	2010	2009	% change

Consolidated revenue	$136,091	$119,533	13.9%	$264,381	$236,265	11.9%
Less: acquisitions	(12,718)	—	NMF	(22,422)	—	NMF
Favorable impact of foreign currency translations	(671)	—	NMF	(4,402)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$122,702	$119,533	2.7%	$237,557	$236,265	0.5%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended June 30			Six months ended June 30
($000)	2010	2009	% change	2010	2009	% change

International revenue	$37,105	$30,247	22.7%	$72,785	$58,831	23.7%
Less: acquisitions	(5,120)	—	NMF	(9,221)	—	NMF
Favorable impact of foreign currency translations	(671)	—	NMF	(4,402)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$31,314	$30,247	3.5%	$59,162	$58,831	0.6%

Morningstar includes an acquired operation as part of revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	Date of acquisition	2010 revenue from acquisitions
Global financial filings database business of Global Reports LLC	April 20, 2009	January 1 through April 19, 2010
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1, 2009	January 1 through April 30, 2010
Andex Associates, Inc.	May 1, 2009	January 1 through April 30, 2010
Intech Pty Ltd	June 30, 2009	January 1 through June 30, 2010
Canadian Investment Awards and Gala	December 17, 2009	January 1 through June 30, 2010
Logical Information Machines, Inc.	December 31, 2009	January 1 through June 30, 2010
Footnoted business of Financial Fineprint Inc.	February 1, 2010	February 1 through June 30, 2010
Aegis Equities Research	April 1, 2010	April 1 through June 30, 2010
Old Broad Street Research Ltd.	April 12, 2010	April 12 through June 30, 2010
Realpoint, LLC	May 3, 2010	May 3 through June 30, 2010